EXHIBIT 10.3

             Cooperation Agreement regarding China Online's Internet
                       Content Service Commercial Business

Shenzhen Rayes Group Co., Ltd. Is a private high-tech enterprise registered in Shenzhen, Guangdong, China. (Party A). "China Online" was established by the Rayes Group to meet China's development needs. China Online is a commercially-focused, inter-provincial and inter-city online service provider based on China Telecom's digital network and connected with the Internet.

Shenzhen Neihe Electronic System Co., Ltd. is a high-tech company registered in Shenzhen with electronic business affairs as a focus and computer network technology and consulting service as additional (Party B) . With mutual consent and recognition of the favorable development prospect for China's internet market and after a full discussion between the two parties, the cooperation agreement agreed on is set out below.

I         Parties to the Agreement

Party A:          Shenzhen Rayes Group Co., Ltd.

Party B:          Shenzhen Neihe Electronic Network Systems Co., Ltd.

II        Basis of Cooperation

          The project China Online invested by Party A has wide advantages in respect of policy, brand and business development, mainly including:

          1. On Oct.30th, 1998, the Administration Bureau of Telecommunications of the Ministry of Information Industry issued the "Reply on the Re-Acquisition of the Business Permit for the Internet Business of Computer Information Network" for Shenzhen Rayes Group Co., Ltd., approving Shenzhen Rayes Group Co., Ltd. to be engaged in the Internet business of computer information network in its business subsidiaries in 80 cities;

          2. In 1998, it entered into a cooperation agreement on jointly supplying information services to society with the State Administration of Telecommunications, reaching the interconnection between public multi-media communications network and "China Online" in China. The users of "China Online" may directly dial the special service number 169 for online access;

          3. In 1997 and 1998, in two phases, it obtained the special service number 95888 as approved by the former Ministry of Posts and Telecommunications to be used in 64 cities throughout the country;

          4. In 1997, the former Ministry of Posts and Telecommunications issued official documents to supply preferential to Shenzhen Rayes Group Co., Ltd. in leasing dedicated digital line;

          5. On April 22, 1998, it signed a letter of intent with the Bank of China, to make the Commodities Transaction Center of "China Online" a corresponding point to develop the overall business and technological cooperation in the fields of "China Online" communications service, information service and e-commerce.

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          6.   On June 10, 1999, the State Administration of Communications of
               China made further definition on the cooperation scope, settlement, expense, roaming, etc. in the "Circular on the Cooperation, Execution, and Relevant Issues of ISP/ICP between Rayes Group and Others".

               Party B is a high-tech company qualified as a corporation in China owing to its advantage in respect to the introduction of new technology, technological consultations, market popularization, assets raising, etc.

III       Content of Co-operation

Based on the Internet platform, branding and policy support enjoyed by Party A, Party B will begin assisting Party A in Party A's provision of Internet Content Services and electronic commercial services. This assistance will start at Party A's offices in Shanghai and Wuhan. Party A promises Party B will enjoy preference in investing in and increasing web sites.

IV        Responsibilities of Both Parties to Cooperate

     1.   Responsibilities of Party A

     A. Party A is responsible for the business development, planning and coodination of the whole network of "China Online" and for better developing the business of Internet content service commercial business.
     B. Party A agrees, Party B may to the extent allowed by PRC law and policies be allowed to use any preferential state policies enjoyed by Party A to promote its business development.
     C. Party A agrees Party B may utilize its nationally-registered brand names to promote and develop the internet content service commercial business.
     D. Party A shall provide nation-wide internet platform and related technological linkage, guidance and support.
     E. Party A shall liase with its associate companies throughout China to promote Party B's business market establishment.
     F. Party A shall be responsible for all procedures related to licenses, approvals, references and applications for development of internet content services business.

     2.   Responsibilities of Party B

     A. Party B shall abide by all relevant national policies and regulations to develop its business.
     B. All Party B's development shall be in accordance with the PRC government overall plan for development of internet as it applies to Party A's "China Online" project and accept operational management by the management team appointed by both Party A and B.
     C. Party B is only authorised to use Party A's branding during the time that Party B is assisting Party A develop its Internet Content service commercial business. Party B is not authorised to use Party A's branding in the development of any other business;
     D. The development of all business of Party B should be under the daily supervision and control of the network management center of Party A and relevant technological and business data should be reported in time;
     E. Party B guarantees to calculate and apportion in a timely and regular fashion income derived from entities associated with "China Online".

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V         Partnership Expenses

     Where Party B has obtained the co-operation and policy support of Party A in the above referenced businesses, Party B agrees to pay to Party A an amount of RMB 7 million in return for investment in and preferential rights to the website business. The period of co-operation will be three years, with RMB 1.4 million [sic] being paid each year. Payment will be made within 30 days of the formal signing of this agreement.

VI

     In the event that in the cooperation period the business permit of Party A's internet connection service commercial business is altered, canceled or terminated by the relevant department thereafter affecting the performance of the Agreement, or in the cooperation period China allows foreign investment participating in internet connection service commercial business or carries out other opening measures, Party A and Party B agree to amend or sign another agreement through friendly negotiation.

VII       Cooperation Period

     The time limit of validity of the Agreement is from July 1st, 1999 to July 1st, 2004, for a period of 5 years. Upon the expiration of the Agreement, the parties may sign to extend the Agreement through negotiation.

VIII Default Responsibilities

     In the event that Party B makes a breach of the Agreement, Party A has the right to terminate the performance of this Agreement and the fees received will not be returned.
     In the event that Party A breach the Agreement, Party A should return the fees received from Party B and compensate Party B the relevant losses caused therefrom.

IX Other
     The Agreement is made in duplicate, of which Party A and Party B separately hold one. The Agreement comes into effect upon the date of signing and sealing of the two parties.

     Party A: Shenzhen Rayes Group Co., Ltd.
     Party B: Shenzhen Neihe Electronic Network Systems Co., Ltd.

     Date on July 15, 1998